Exhibit 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Bradley Alexander (281) 260-3665
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Fourth Quarter 2011

Diluted Earnings per Share of $0.41

Highlights:

•	Subsea Technologies full year orders of $3.9 billion

•	Record full year Subsea Technologies revenue of $3.3 billion

•	Record full year Surface Technologies revenue of $1.3 billion

•	2011 diluted earnings per share of $1.64, tenth consecutive year of earnings growth

•	Company provides 2012 diluted earnings per share guidance in the range of $2.10 to $2.25

HOUSTON, February 14, 2012 – FMC Technologies, Inc. (NYSE:FTI) today reported fourth quarter 2011 revenue of $1.5 billion, up 36 percent from the prior-year quarter. Diluted earnings per share were $0.41, equal to the prior-year quarter.

Total inbound orders of $1.8 billion were up 14 percent from the prior-year quarter and included $1.3 billion in Subsea Technologies orders. Backlog for the Company was $4.9 billion including Subsea Technologies backlog of $4.1 billion.

Full Year 2011 Results

Total Company revenue for 2011 was $5.1 billion, and total Company operating profit was $619.3 million. The full year 2011 diluted earnings per share from continuing operations were $1.64.

“We are pleased to report that we reached a record $3.3 billion of subsea revenue in 2011,” said John Gremp, Chairman, President and CEO of FMC Technologies. “However, our fourth quarter Subsea Technologies’ margins came in below our guidance due to higher project costs and expenses associated with our growth, which lowered quarterly results. In 2012, we expect continued growth in the subsea market with both sales and orders exceeding 2011, and improved operating margin performance.”

FMC Technologies Reports Fourth Quarter 2011 Diluted Earnings per Share of $0.41

“Surface Technologies turned in another solid quarter and, as we enter 2012, continues to show strength in fluid control as well as improved performance in surface wellhead, where we addressed issues that affected much of 2011.”

“Given the market outlook, we expect 2012 to be our eleventh consecutive year of earnings growth, and our estimate for diluted earnings per share is $2.10 to $2.25.”

Review of Operations – Fourth Quarter 2011

Subsea Technologies

Subsea Technologies’ fourth quarter revenue was $963.9 million, up 38 percent from the prior-year quarter. Operating profit of $69.8 million decreased 19 percent from the prior-year quarter, primarily due to charges of $19 million on the Laggan-Tormore project, higher than expected charges primarily related to West Africa project delays, and costs and inefficiencies associated with the increasing workforce to support growth.

Inbound orders for the fourth quarter were $1.3 billion and backlog was $4.1 billion.

Surface Technologies

Surface Technologies’ fourth quarter revenue of $373.7 million was 38 percent higher than the prior-year quarter. The increase came from record revenues in both fluid control and surface wellhead, driven by the strong North American shale market. Operating profit in the fourth quarter of $76.4 million was up 61 percent from the prior-year quarter. The increase was driven by higher volume in fluid control and surface wellhead, which also benefitted from improved execution.

Inbound orders were $403.6 million in the fourth quarter, up 28 percent from the prior-year quarter. Backlog for the segment finished the quarter at a record $577.7 million.

Energy Infrastructure

Energy Infrastructure’s fourth quarter revenue was $151.1 million, up 21 percent from the prior-year quarter. This increase came primarily from measurement solutions’ record revenues in the quarter. Operating profit of $20.2 million in the fourth quarter increased 28 percent from the prior-year quarter. The increase was primarily driven by higher volume in measurement solutions.

Inbound orders for the fourth quarter were $126.0 million and backlog was $226.9 million.

2

FMC Technologies Reports Fourth Quarter 2011 Diluted Earnings per Share of $0.41

Corporate Items

Corporate expense in the fourth quarter was $11.1 million, an increase of $0.2 million from the prior-year quarter. Other expense, net, was $15.1 million, an increase of $12.1 million from the prior-year quarter due largely to an $8.4 million increase in pension-related expenses primarily due to an executive retirement and an increase of $4.4 million in LIFO inventory costs.

The Company ended the quarter with net debt of $279.6 million. Net interest expense was $2.2 million in the quarter.

The Company repurchased 1.1 million shares of common stock in the quarter, at an average cost of $43.72 per share.

Depreciation and amortization for the fourth quarter was $29.0 million, up $1.9 million from the previous quarter. Capital expenditures for the fourth quarter were $87.0 million, bringing the full year total to $274.0 million.

The Company recorded an effective tax rate of 28.1 percent for the fourth quarter.

Summary and Outlook

FMC Technologies reported fourth quarter diluted earnings per share of $0.41. The 2011 total Company revenue was $5.1 billion and total Company operating profit was $619.3 million.

Total inbound orders of $1.8 billion in the fourth quarter included $1.3 billion in Subsea Technologies orders. Backlog for the Company stands at $4.9 billion, including Subsea Technologies backlog of $4.1 billion.

Subsea Technologies sales and orders are expected to increase in 2012 with improved operating margins.

The Company provided guidance for 2012 diluted earnings per share in a range of $2.10 to $2.25.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 14,200 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and as modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2011 conference call at 9:00 a.m. ET on Wednesday, February 15, 2012. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address.

3

FMC Technologies Reports Fourth Quarter 2011 Diluted Earnings per Share of $0.41

In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Revenue	$1,500.5	$1,102.8	$5,099.0	$4,125.6
Costs and expenses	1,356.1	966.4	4,536.6	3,574.0

	144.4	136.4	562.4	551.6

Other expense, net	(2.9)	(0.3)	(1.4)	(4.9)

Income before net interest expense and income taxes	141.5	136.1	561.0	546.7
Net interest expense	(2.2)	(2.3)	(8.2)	(8.8)

Income from continuing operations before income taxes	139.3	133.8	552.8	537.9
Provision for income taxes	38.8	32.8	149.3	159.6

Income from continuing operations	100.5	101.0	403.5	378.3
Loss from discontinued operations, net of income taxes	—	(0.7)	—	(0.4)
Net income	100.5	100.3	403.5	377.9
Less: net income attributable to noncontrolling interests	(1.3)	(1.0)	(3.7)	(2.4)

Net income attributable to FMC Technologies, Inc.	$99.2	$99.3	$399.8	$375.5

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.41	$0.41	$1.66	$1.55
Diluted	$0.41	$0.41	$1.64	$1.53

Weighted average shares outstanding:
Basic	239.8	241.2	241.2	243.1
Diluted	241.9	243.5	243.2	245.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Revenue

Subsea Technologies	$963.9	$697.5	$3,288.1	$2,730.9
Surface Technologies	373.7	271.2	1,310.8	954.3
Energy Infrastructure	151.1	124.9	503.4	454.4
Other revenue (1) and intercompany eliminations	11.8	9.2	(3.3)	(14.0)

	$1,500.5	$1,102.8	$5,099.0	$4,125.6

Income before income taxes

Segment operating profit
Subsea Technologies	$69.8	$85.8	$319.9	$422.2
Surface Technologies	76.4	47.4	250.1	173.4
Energy Infrastructure	20.2	15.8	49.3	37.8

Total segment operating profit	166.4	149.0	619.3	633.4

Corporate items
Corporate expense	(11.1)	(10.9)	(39.4)	(40.2)
Other revenue and other expense, net (1)	(15.1)	(3.0)	(22.6)	(48.9)
Net interest expense	(2.2)	(2.3)	(8.2)	(8.8)

Total corporate items	(28.4)	(16.2)	(70.2)	(97.9)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$138.0	$132.8	$549.1	$535.5

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Inbound Orders

Subsea Technologies	$1,295.6	$1,127.1	$3,933.3	$4,183.0
Surface Technologies	403.6	316.3	1,488.2	1,057.8
Energy Infrastructure	126.0	141.2	555.5	428.4
Intercompany eliminations and other	(2.3)	14.6	(16.3)	5.6

Total inbound orders	$1,822.9	$1,599.2	$5,960.7	$5,674.8

	December 31
	2011	2010
Order Backlog

Subsea Technologies	$4,090.0	$3,593.5
Surface Technologies	577.7	404.4
Energy Infrastructure	226.9	178.7
Intercompany eliminations	(18.2)	(5.1)

Total order backlog	$4,876.4	$4,171.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,	December 31,
	2011	2010
	(Unaudited)
Cash and cash equivalents	$344.0	$315.5
Trade receivables, net	1,341.6	1,103.4
Inventories, net	712.2	566.5
Other current assets	390.1	359.9

Total current assets	2,787.9	2,345.3

Property, plant and equipment, net	767.9	609.0
Goodwill	265.8	274.8
Intangible assets, net	128.0	140.5
Investments	161.4	148.2
Other assets	160.0	126.4

Total assets	$4,271.0	$3,644.2

Short-term debt and current portion of long-term debt	$587.6	$12.2
Accounts payable, trade	546.8	344.1
Advance payments and progress billings	450.2	556.4
Other current liabilities	648.3	582.7

Total current liabilities	2,232.9	1,495.4

Long-term debt, less current portion	36.0	351.1
Other liabilities	564.4	475.4
FMC Technologies, Inc. stockholders' equity	1,424.6	1,311.7
Noncontrolling interest	13.1	10.6

Total liabilities and equity	$4,271.0	$3,644.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended
	December 31
	2011	2010
Cash provided (required) by operating activities:
Net Income	$403.5	$377.9
Depreciation and amortization	107.8	101.3
Trade accounts receivable, net	(286.7)	(217.3)
Inventories, net	(162.6)	19.4
Accounts payable, trade	214.7	2.8
Advance payments and progress billings	(95.9)	(111.7)
Other	(16.0)	22.4

Net cash provided by operating activities	164.8	194.8

Cash provided by operating activities of discontinued operations	—	0.5

Cash provided (required) by investing activities:
Capital expenditures	(274.0)	(112.5)
Other investing	0.3	3.1

Net cash required by investing activities	(273.7)	(109.4)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	264.0	(57.9)
Issuance of capital stock	1.3	2.3
Purchase of stock held in treasury	(114.0)	(164.4)
Other financing	(10.3)	(10.8)

Net cash provided (required) by financing activities	141.0	(230.8)

Effect of changes in foreign exchange rates on cash and cash equivalents	(3.6)	(0.3)

Increase (decrease) in cash and cash equivalents	28.5	(145.2)

Cash and cash equivalents, beginning of period	315.5	460.7

Cash and cash equivalents, end of period	$344.0	$315.5